Exhibit 99.1

Media Contacts:
Mark Brender	Amy Estes
GeoEye	LeGrand Hart for GeoEye
(703) 480-9562	(303) 298-8470 ext. 218
Brender.mark@geoeye.com	aestes@legrandhart.com

GeoEye Receives Nasdaq Staff Determination Letter

DULLES, Va. (Aug. 26, 2008) – On August 19, 2008, GeoEye, Inc. (Nasdaq: GEOY) reported that the Company would not be able to timely file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 with the Securities and Exchange Commission. Since then, the Company received a Nasdaq Staff Determination letter indicating that the Company failed to comply with the filing requirement for continued listing set forth in Marketplace Rule 4310(c)(14) and that its securities are subject to delisting from The Nasdaq Global Market exchange.

The Company has filed a request for a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. Under Nasdaq’s rules, a timely hearing request automatically stays the suspension and delisting of the Company’s securities pending the Panel’s decision. There can be no assurance, however, that the Panel will grant the Company’s request for continued listing.

The Company’s filing of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 was delayed due to the timing of the Company’s completion of a complex and detailed analysis of uncertain tax positions that prevented completion of the report in time.  As previously reported the Company said its filing would be delayed about two weeks. The Company expects to make this filing with the SEC shortly.

About GeoEye
GeoEye is the premier provider of geospatial information for the national security community, strategic partners, resellers and commercial customers to help them better map, measure and monitor the world. The Company is recognized as the industry’s trusted imagery expert for delivering reliable service and the exceptional quality of its imagery products and solutions. It operates a constellation of Earth imaging satellites, mapping aircraft and has an international network of ground stations, a robust imagery archive, and advanced imagery processing capabilities for developing innovative geospatial products and solutions. The Company also provides support to academic institutions and non-governmental organizations through the GeoEye Foundation.  Headquartered in Dulles, Virginia, GeoEye is a public company listed on the Nasdaq stock exchange under the symbol GEOY. It maintains a comprehensive Quality Management System (QMS) and has achieved company-wide ISO accreditation. For more information, visit www.geoeye.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Securities Exchange Act of 1934, as amended. Statements including words such as “anticipate”, “believe”, or “expect” and statements in the future tense are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties. GeoEye’s actual financial and operational results could differ materially from those anticipated. Additional information regarding these risk factors and uncertainties is described more fully in the Company’s SEC filings. A copy of all SEC filings may be obtained from the SEC’s EDGAR web site, www.sec.gov, or by contacting: William L. Warren, Senior Vice President, General Counsel and Secretary, at 703-480-5672.

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